EXHIBIT 99.1

ALIGN TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(1)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
(in thousands, except per share data)		(as restated)		(as restated)
Revenues	$36,502	$20,751	$122,725	$69,698
Cost of revenues	12,926	11,639	51,565	44,991

Gross profit	23,576	9,112	71,160	24,707

Operating expenses:
Sales and marketing	11,138	11,533	43,689	45,313
General and administrative	6,572	9,538	32,202	39,265
Research and development	3,302	3,235	13,112	13,064

Total operating expenses	21,012	24,306	89,003	97,642

Profit (loss) from operations	2,564	(15,194)	(17,843)	(72,935)
Interest and other income (expense), net	(18)	(202)	(185)	116

Net profit (loss)	$2,546	$(15,396)	$(18,028)	$(72,819)

Net profit (loss) per share—basic	$0.04	$(0.30)	$(0.31)	$(1.52)

Weighted-average shares used in computing basic net profit (loss) per share	58,398	51,796	57,759	47,878

Net profit (loss) per share—diluted	$0.04	$(0.30)	$(0.31)	$(1.52)

Weighted-average shares used in computing diluted net profit (loss) per share	63,704	51,796	57,759	47,878

(1)	Certain reclassifications of prior period amounts have been made to conform with current year presentation.

ALIGN TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS(1)

(unaudited)

(in thousands)	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$44,939	$35,552
Restricted cash	439	3,261
Marketable securities, short-term	2,292	2,693
Accounts receivable, net	21,265	16,766
Inventories, net	1,395	1,533
Deferred costs	939	1,139
Other current assets	5,845	4,888

Total current assets	77,114	65,832
Property and equipment, net	23,121	25,078
Other long-term assets	1,967	1,946

Total assets	$102,202	$92,856

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,095	$3,403
Accrued liabilities	17,086	9,683
Deferred revenue	13,113	9,403
Debt obligations, current portion	1,989	2,183

Total current liabilities	35,283	24,672
Debt obligations, long-term portion	1,667	3,333
Capital lease obligations, net of current portion	182	504

Total liabilities	37,132	28,509
Total stockholders’ equity	65,070	64,347

Total liabilities and stockholders’ equity	$102,202	$92,856

(1)	Certain prior period amounts have been adjusted to conform with current year presentation.